Exhibit 10.1

FINAL CONFIDENTIAL

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of June _, 2024 is entered into by and between Jeffrey Schwaneke (the “Executive”) and agilon health, inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer, and Executive desires to provide services to the Company in such capacity, pursuant to the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Nature of Employment

During the Term of Employment (as defined below), the Company shall employ Executive, and Executive agrees to be employed, as the Chief Financial Officer of the Company and in such position to perform the duties and responsibilities commensurate with such position and as may be reasonably assigned to Executive from time to time by the Company. During the Term of Employment (as defined below), Executive shall report to the Chief Executive Officer of the Company (the “CEO”).

2.Extent of Employment

(a)During the Term of Employment, Executive shall perform his obligations hereunder faithfully and to the best of his ability at the place of employment provided in Section 2(d), as directed pursuant to Section 1, and shall abide by the policies from time to time established by the Company.

(b)During the Term of Employment, Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity).

(c)As of the date hereof, other than those previously disclosed, Executive does not have any ownership interests (other than ownership of less than 1% of the outstanding stock of a publicly-traded company) or professional relationships with (whether as an employee, director, officer, consultant or advisor, and whether or not for compensation) or professional commitments to any person or entity (other than the Company and its affiliates) and will not have additional ownership interests, commitments or professional relationships without first receiving prior approval from the Company’s board of directors.

(d)During the Term of Employment, the principal place of Executive’s employment shall be in his home office, with travel as necessary or appropriate to all Company offices where Company personnel are located.

(e) At the commencement of Executive’s employment, Executive will electronically sign the Company’s Confidential Information Policy and Procedure (the “Confidentiality Policy”).

3.Term of Employment; Termination

(a)The “Term of Employment” shall be from July 1, 2024 (the “Effective Date”) and continuing until Executive’s employment is terminated by the Company pursuant to Section 3(b) or by Executive pursuant to Section 3(c).

(b)Subject to the payments contemplated by Section 3(f), Executive’s employment may be terminated at any time by the Company:

(i)upon the death of Executive;

(ii)in the event that, because of physical or mental disability, Executive is unable to perform, and does not perform, in the opinion of the Company and as certified in writing by a competent medical physician selected by the mutual agreement of the Company and Executive or his legal representative, his duties hereunder for a period of 180 days out of any 270-day period (“Disability”);

(iii)for Cause; or

(iv)for any other reason or no reason, it being understood that no reason shall be required for termination of Executive’s employment.

(v)Executive acknowledges that nothing contained herein or otherwise stated by or on behalf of the Company modifies or amends the right of the Company to terminate Executive at any time, with or without Cause. Termination shall become effective upon death or the delivery by the Company to Executive of notice specifying such termination and the reasons therefor (i.e., Sections 3(b)(ii) – (iv)) subject to any requirement for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.

(c)Subject to the payments contemplated by Section 3(f), Executive’s employment may be terminated at any time by Executive:

(i)upon the death of Executive;

(ii)in the event of Disability; or

(iii)for any other reason or no reason (a “Voluntary Termination”).

(d)As used in this Agreement, “Cause” shall mean any of the following:

(i)Executive’s conviction of (or entering a plea of guilty, nolo contendere, or a similar plea to) a crime involving moral turpitude, embezzlement, fraud, conversion of property or false statements or other similar acts or any other felony;

(ii)Executive’s gross negligence or continued willful failure (other than by reason of death or Disability) to perform his material employment-related duties for the Company and its subsidiaries;
(iii)Executive’s violation of a material provision of any written Company policy as in effect from time to time that has been communicated to Executive, which violation (if reasonably capable of a cure) is not cured within 30 days after the Company delivers written notice to Executive that identifies and describes the alleged violation in reasonable detail (the “Cure Period”);

(iv)Executive’s material breach of any written agreement with the Company or any of its affiliates to which Executive is a party or by which Executive is bound (including, but not limited to, this Agreement and the Confidentiality Policy which breach (if reasonably capable of a cure) is not cured within the Cure Period;

(v)Executive’s breach of Section 2(c) or the last sentence of Section 8; or

(vi)Executive engaging in conduct that causes material harm to the name, reputation or business interests of the Company, or any of its respective affiliates, including any affiliated independent physician association.

(a)For purposes of this provision:

(i)(A) no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company and (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board of directors of the Company or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(ii)A termination for Cause shall be deemed to include a determination by the Company within 90 days following Executive’s Voluntary Termination that circumstances existed prior to such termination for the Company to have terminated Executive’s employment for Cause; provided that in such event Executive shall first be provided with any applicable cure rights to the extent available; and provided, further, that this sentence shall not apply to any circumstances actually known to the CEO 60 or more days prior to the date of such termination.

(b)Executive shall be entitled to certain payments upon termination of his employment with the Company, as follows:

(i)In the event Executive’s employment is terminated for any reason, Executive shall be entitled to receive his Base Salary through the effective date of termination, any accrued benefits unpaid as of the effective date of termination, any expense reimbursements related to expenses reimbursable hereunder that are incurred through the effective date of termination, and other benefits required by law to be provided to him after termination of employment (and, if applicable as provided in Section 4(b), any annual bonus for fiscal year 2025 if such termination of employment occurs 18 months or more after the Effective Date and before the time such fiscal year 2025 bonus was otherwise paid), in each case when paid according to the Company’s applicable lawful policies and standard practices and the lawful terms of this Agreement (the “Base Termination Compensation”).

(ii)In the event Executive’s employment is terminated by the Company for any reason other than for Cause (and for the avoidance of doubt not death or Disability), then Executive shall be entitled to (A) the Base Termination Compensation, (B) if the effective date of such termination of employment is before the date that is 18 months after the Effective Date, severance pay equal to 12 months of Executive’s base salary and target annual bonus, at the rate in effect at the effective time of termination, to be paid in equal installments over 12 months on the Company’s normal payroll dates following the date of termination, except that the first installment of such payment shall be paid on the 60th day following the termination date and shall include all installments that would have been paid if the release of claims referred to in Section 3(h) had been effective at the date of termination, and (C) for avoidance of doubt, any equity awards granted by the Company to Executive pursuant to Sections 4(d) and 4(e) shall be treated, for vesting and exercise purposes, as though Executive had remained employed with the Company through the applicable vesting schedule (for clarity, with the vesting of any PSUs remaining subject to the achievement of the applicable performance goal(s) during the applicable performance period(s)). Any payment of Executive’s Base Salary after termination of his employment shall be made in accordance with the Company’s regular payroll practices. There will be no additional amounts owing by the Company to Executive from and after a termination of Executive’s employment of the nature contemplated by this clause of Section 3(f). This clause (ii) of Section 3(f) is subject to Sections 3(h) and 3(i) below.

(iii)If Executive’s employment is terminated for Cause, then Executive shall be entitled to the Base Termination Compensation. There will be no additional amounts owing by the Company to Executive from and after such termination of the nature contemplated by this clause (iii) of Section 3(f).

(iv)If Executive’s employment is terminated due to a Voluntary Termination, then Executive shall be entitled to the Base Termination Compensation. For avoidance of doubt, any equity awards granted by the Company to Executive pursuant to Sections 4(d) and 4(e) shall be treated, for vesting and exercise purposes, as though Executive had remained employed with the Company through the applicable vesting schedule (for clarity, with the vesting of any PSUs remaining subject to the achievement of the applicable performance goal(s) during the applicable performance period(s)). There will be no additional amounts owing by the Company to Executive from and after such termination of the nature contemplated by this clause (iv) of Section 3(f).

(v)If Executive’s employment is terminated due to Executive’s death or Disability, then Executive shall be entitled to the Base Termination Compensation and, if terminated due to Disability, the Benefit Continuation. The effect of termination of Executive’s employment under the circumstances identified in this Section 3(f)(v) will be governed by the applicable equity agreement.

(e)Termination of Executive’s employment will not terminate Sections 3(f) through 3(i) and 7 through 21, or any other provisions not associated specifically with the Term of Employment.

(f)Any provision herein to the contrary notwithstanding, if, following termination of his employment, Executive materially breaches any restrictive covenant contained in the Confidentiality Policy or, without the Company’s prior written consent, competes with the business of the Company and its subsidiaries as then conducted, then from and after the date of such breach, employment or engagement, as applicable, the Company shall have no further payment, continued vesting or other benefit obligations under Section 3(f)(ii).

(g)In the event Executive’s employment is terminated and the Company is obligated to make payments, or provide continued vesting or other benefits, pursuant to Section 3(f)(ii), other than the Base Termination Compensation, it shall be a condition to such payments that, within 30 days following the date of termination, Executive enter into a general release of claims with the Company, substantially in the form customarily used by the Company.

(h)Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions with the Company and its affiliates, including the Company, and, at the Company’s request, Executive shall promptly deliver written evidence of such resignation.

4.Compensation

The Company shall pay compensation to Executive as follows:

(a)Base Salary. During the Term of Employment, the Company shall pay to Executive as base compensation for his services hereunder, on the Company’s regular payroll dates, a base salary at a rate of not less than $625,000 per annum (“Base Salary”).

(b)Annual Bonus. For each fiscal year during the Term of Employment, Executive will be eligible for an annual bonus with a target payment equal to 75% of Executive’s annual rate of Base Salary, subject to pro-ration as provided below, based on Executive’s achievement of pre-established performance goals and conditions determined by the Company on an annual basis in accordance with the annual bonus plan then applicable to senior management of the Company (the “Bonus Plan”). Under the Bonus Plan, the actual amount of any bonus paid for any fiscal year shall be determined by the Company based on its assessment of the actual performance against the goals and conditions established for the year. Any annual bonus payable to Executive for a fiscal year shall be paid to Executive not later than five months following the end of such fiscal year to which the performance relates. It shall be a condition to the payment of any annual bonus that Executive remain employed through the last day of the applicable fiscal year; provided that, if Executive remains employed with the Company through the date that is 18 months after the Effective Date, Executive shall be entitled to an annual bonus with respect to the Company’s fiscal year 2025, determined and paid as though Executive had remained employed with the Company through the date that the Company pays annual bonuses for fiscal year 2025 to its executives generally but subject to pro-ration as provided below, even if Executive’s employment with the Company terminates before the date of such bonus payment. If Executive is entitled to an annual bonus for fiscal year 2024, and if Executive is entitled to an annual bonus for fiscal year 2025 but Executive’s employment with the Company terminates before the end of fiscal year 2025, Executive’s bonus amount for such year shall be pro-rated based on the number of calendar days Executive was employed with the Company during such fiscal year over the total number of calendar days in such fiscal year.

(c)Sign-On Bonus. The Company will pay Executive a sign-on bonus (“Sign-On Bonus”) of $300,000, such amount to be paid in a single lump sum between 30 and 45 days after the Effective Date. The Company and Executive agree that the Sign-On Bonus is an unvested wage advance, and that Executive shall earn such amount in its entirety only by remaining employed by the Company through the date that is 12 months after the Effective Date. In the event Executive’s employment with the Company terminates for any reason other than due to (a) Executive’s death or (b) a termination by the Company by the Company without Cause pursuant to Section 3(b)(iv), Executive shall not have earned, and Executive agrees to immediately repay to the Company, the full (before applicable withholding) amount of the Bonus, less eight-point thirty-three percent (8.333%) for each full month of Executive’s employment with the Company following the Effective Date until such termination of Executive’s employment with the Company. Executive agrees that such repayment obligation shall not be reduced by any partial months of employment. Executive further agrees that if such a repayment obligation is triggered, Executive will repay to the Company the applicable portion of the Sign-On Bonus by no later than the effective date of the termination of Executive’s employment with the Company, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following such effective date of termination. Executive agrees that any repayment (in whole or in part) due to the Company under this Section 4(c) may be deducted to the extent permitted by law from any amounts due to Executive from the Company at the time Executive ceases to be employed with the Company, including from wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and Executive hereby expressly consents to and authorizes such deduction(s).

(d)Equity Awards. On or promptly following the Effective Date, the Company will grant the Executive a one-time sign-on grant with time/service-based vesting restricted stock units (“RSUs”) with a grant-date fair value of $2,500,000 and performance-based vesting requirements (“PSUs”) with a grant-date fair value of $1,000,000, in each case rounded to the nearest whole unit. The RSUs will be scheduled to vest on a 3-year pro-rata basis, or 1/3rd each year. The performance-based vesting requirement for the PSUs will be a +100% share price appreciation hurdle (measured with reference to the fair market value of a share of the Company’s common stock on the date of the grant of the award and subject to the performance period being cut short in the event of a change in control of the Company). The share price appreciation hurdle will have two components: (i) a 40-day trading period that has an average price above the price hurdle; and (ii) if the 40-day average price is met prior to the 18-month period, then the award is delivered at the end of the 18-month period. If the 40-day average price is met after 18 months, then the shares are delivered once it is met, so long as that occurs before the end of the three (3) year or thirty-six (36) month period from the date of grant of the award.

The number of RSUs granted will equal $2,500,000 divided by the simple average of the closing prices for a share of the Company’s common stock (in regular trading) on the New York Stock Exchange over trading days in the period of time the day the employment agreement is signed (or the first applicable trading day) and ending with the last trading day before the Effective Date, rounded to the nearest whole stock unit.  The number of PSUs granted will equal

$1,000,000 divided by the simple average of the closing price for a share of the Company’s common stock, rounded to the nearest whole stock unit.

(e) On or promptly following the Effective Date, the Company will also grant Executive additional equity awards having a grant-date fair value of $3,500,000 in the aggregate, with an equity award mix of 50% PSUs, 25% RSUs and 25% stock options, based on the grant-date fair value of the awards, and other terms and conditions of such awards, to be consistent with the Company’s annual equity awards for fiscal year 2024 for its executive officers generally (except that the time-based vesting schedule for such awards shall be measured based on the actual date of grant of the award and the per share exercise price of any stock options shall be equal to the closing price (in regular trading) of a share of the Company’s common stock on the New York Stock Exchange date of grant of the award (or, if the grant date is not a trading day, on the last trading day prior to the date of grant of the award), and subject to rounding each particular type of award to the nearest whole unit. To determine the number of shares to award, simple average of the closing prices for a share of the Company’s common stock (in regular trading) on the New York Stock Exchange over trading days in the period of time the day the employment agreement is signed (or the first applicable trading day) and ending with the last trading day before the Effective Date, rounded to the nearest whole stock unit beginning with the date of this Agreement set forth above and ending with the last trading day before the Effective Date, rounded to the nearest whole stock unit. If Executive is employed by the Company when the Company grants annual equity awards for fiscal year 2025 to its executive officers generally, the Company will also grant Executive grant-date fair value of $3,500,000 in the aggregate, with the mix of awards, and other terms and conditions of such awards, to be consistent with the Company’s annual equity awards for fiscal year 2025 for its executive officers generally, and subject to rounding each particular type of award to the nearest whole unit. The grant-date fair value of each equity award will be determined by the Company in accordance with its usual equity award valuation methodologies. Each RSU, PSU, stock option or other equity award granted by the Company to Executive will be granted under and subject to the Company’s 2021 Omnibus Equity Incentive Plan, and shall be subject to such further terms and conditions as set forth in a written award agreement to be entered into by the Company and Executive to evidence such award. Each such award agreement shall be in substantially the same form as used by the Company at the time of grant for granting that particular type of award to the Company’s executive officers generally.

5.Reimbursement of Expenses

During the Term of Employment, the Company will promptly reimburse Executive (or pay directly) for reasonable and documented travel, entertainment and other expenses reasonably incurred by Executive in connection with the performance of his duties hereunder and, in each case, in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time and applicable law. Any payments due under this Section 5 will be payable in accordance with the Company’s usual payroll practices.

6.Benefits

During the Term of Employment, Executive shall be entitled to participate in and be covered by any insurance plan (including but not limited to medical, dental, health, accident, hospitalization and disability), 401(k), profit sharing or other employee benefit plan of the Company, to the same extent and on substantially the same terms as such benefits are or may be provided by the Company, at its sole discretion, from time to time to other members of the senior management of the Company, and in all circumstances in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time.

7.Notice

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

(a)If to Executive, to Executive at the address most recently contained in the Company’s records (which Executive shall update as necessary):

            2739 Turnberry Park Lane
St. Louis, MO    63131

(b)If to the Company:

agilon health, inc.
6210 E. Highway 290
Suite 450
Austin, TX 78723
Attention: Chief Legal Officer

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

8.Executive’s Representation

Executive hereby represents and warrants to the Company that Executive has carefully reviewed this Agreement and has consulted with such advisors as Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of Executive’s prior employment, which would be breached or violated by Executive’s execution of this Agreement or by Executive’s performance of his duties hereunder. In addition, Executive hereby represents, warrants and covenants to the Company that, as of the date hereof he does not have and during the Term of Employment (without the Company’s prior approval)

will not have any professional relationships with (whether as an employee, director, officer, consultant or advisor, and whether or not for compensation) or commitments to any individual or entity (other than the Company) that operates or conducts (or, to Executive’s knowledge, intends to operate or conduct) any business of the types in which the Company, or any of its subsidiaries or affiliated independent physician associations is engaged.

9.Other Matters

Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Company, and that none of the stockholders, directors, officers, affiliates, representatives, agents or lenders of or to Company or any of its affiliates will have any obligations or liabilities in respect of this Agreement and the subject matter hereof, to the extent allowed by law.

10.Partial Invalidity; Severability

In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

11.Waiver of Breach; Specific Performance

The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of any other party. Each of the parties to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor. In the event either party takes legal action to enforce any of the terms or provisions of this Agreement, the nonprevailing party shall pay the successful party’s costs and expenses, including but not limited to, attorneys’ fees, incurred in such action.

12.Assignment

Neither Executive, on the one hand, nor the Company, on the other hand, may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other, provided that the Company may assign its rights and obligations under this Agreement to another wholly owned subsidiary of Parent that employs members of agilon health’s senior management.

13.Amendment; Entire Agreement

This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement (together with the Confidentiality Policy) embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter.

14.Governing Law; Choice of Forum

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE WESTERN DISTRICT OF TEXAS, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE WESTERN DISTRICT OF TEXAS); (3) IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT TO SUCH PARTY AT SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 7; (4) AGREE TO WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; AND (5) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 14 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY ACTION UNDER THIS AGREEMENT IN ANY OTHER JURISDICTION.

15.Further Action

Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.

16.Payments by Subsidiaries

Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.

17.Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic and PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

18.Legal Counsel; Mutual Drafting

Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he or she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

19.Tax Matters

Executive acknowledges that the payments and benefits provided under the terms of this Agreement shall constitute taxable income to the extent provided in the applicable provisions of the United States Internal Revenue Code of 1986, as amended, and any successor thereto and applicable regulations thereunder (the “Code”) and other applicable tax laws. Moreover, Executive understands and acknowledges that the Company have not provided any advice regarding his tax liability resulting from this Agreement and that they have been advised to consult with his personal tax advisor or legal counsel as to the taxability of the payments and benefits provided under this Agreement. Executive shall be solely responsible for taxes imposed on him by reason of any payments or benefits provided under this Agreement and all such payments and benefits shall be subject to applicable federal, state, local and foreign withholding requirements. All payments to be made or benefits to be provided to Executive pursuant to this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments pursuant to any applicable law or regulation.

20.Applicability of Section 409A of the Code

To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. In addition, with respect to any payments or benefits subject to Section 409A of the Code, reference to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. If the timing of Executive’s execution of a general release of claims pursuant to Section 3(h) could impact the calendar year in which any payment under this Agreement that is subject to Section 409A of the Code will be made, such payment will be made in the later calendar year.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation from service (other than due to death), then any payment under this Agreement that is subject to Section 409A of the Code and that is payable by reason of Executive’s separation from service within the first six months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent related payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other related payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and, if any ambiguity is found herein with respect to such payments or benefits, any such ambiguities will be interpreted to so comply. If any payment or benefits subject to Section 409A of the Code could be construed not to comply with Section 409A of the Code, the Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

                                EXECUTIVE

                                /s/ JEFFREY SCHWANEKE
                                Jeffrey Schwaneke

                                AGILON HEALTH, INC.

                                /s/ STEVEN J. SELL __________
                                Name: Steven J. Sell ___________

AMENDMENT TO
EMPLOYMENT AGREEMENT
BETWEEN JEFFREY SCHWANEKE AND agilon health, inc.
This AMENDMENT (the “Amendment”) to the Employment Agreement, dated June 3, 2024, between Jeffrey Schwaneke and agilon health, inc. (“agilon” or the “Company”) (the “Agreement”) is made as of August __, 2024 and is effective as of June 3, 2024 (the “Effective Date”) by and among the parties. Capitalized terms used and not defined in this Amendment have the same meanings ascribed to such terms in the Agreement and section references included in this Amendment refer to sections of the Agreement.
WHEREAS Section 13 of the Agreement provides for amending the Agreement in writing between the parties.
WHEREAS the parties desire to amend the Agreement to provide that the Company shall be responsible for and indemnify Jeffrey Schwaneke and hold him harmless from any increased tax, penalty, interest, or other liabilities, losses or costs relating to or arising from the failure of any nonqualified deferred compensation plan of the Company to comply with the documentary and operational requirements of Section 409A of the US Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder..
NOW THEREFORE, the Agreement shall be amended as follows:
AMENDMENT I
Section 20 of the Agreement is hereby revised to read, in its entirety, as follows:
“To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. In addition, with respect to any payments or benefits subject to Section 409A of the Code, reference to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. If the timing of Executive’s execution of a general release of claims pursuant to Section 3(h) could impact the calendar year in which any payment under this Agreement that is subject to Section 409A of the Code will be made, such payment will be made in the later calendar year.
Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation
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from service (other than due to death), then any payment under this Agreement that is subject to Section 409A of the Code and that is payable by reason of Executive’s separation from service within the first six months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent related payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other related payments will be payable in accordance with the payment schedule applicable to each payment or benefit.
The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and, if any ambiguity is found herein with respect to such payments or benefits, any such ambiguities will be interpreted to so comply. If any payment or benefits subject to Section 409A of the Code could be construed not to comply with Section 409A of the Code, the Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code.
Notwithstanding any contrary provision of this Agreement, the Company shall be responsible for and shall indemnify you for and hold you harmless from any increased tax, penalty, interest, or other liabilities, losses or costs relating to or arising from the failure of any nonqualified deferred compensation plan of the Company to comply with the documentary and operational requirements of Section 409A of the US Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.”

Except as amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.

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    IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

/s/ JEFFREY SCHWANEKE
Jeffrey Schwaneke

agilon health, inc.

/s/ STEVEN J. SELL
Name: Steven J. Sell

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